AMENDMENT NO. 1 TO

LEGG MASON WOOD WALKER, INCORPORATED

FINANCIAL ADVISOR RETENTION PLAN
(as amended and restated effective as of January 1, 2003)

July 1, 2004

             This document constitutes Amendment No. 1 to the Legg Mason Wood Walker, Incorporated Financial Advisor Retention Plan (as amended and restated effective as of January 1, 2003) (the "Plan") and amends the Plan as provided herein effective as of July 1, 2004.

             Section 6(d)(i) of the Plan is hereby amended to insert the following sentences at the end thereof: "In lieu of crediting the Phantom Stock Account, the requirements of this subsection (and Section 9(b) hereof) may be satisfied through an award of Legg Mason Common Stock under the Legg Mason, Inc. 1996 Equity Incentive Plan (or any similar or successor plan) that provides for the transfer of shares of Legg Mason Common Stock equal to the number of Share Units that would have been credited to (and ultimately payable from) the Phantom Stock Account pursuant to this subsection (or distributable pursuant to Section 9(b)). Such transfer may be made at the same time that the Phantom Stock Account is otherwise distributable under the terms of this Plan and may be subject to any restrictions applicable to the Phantom Stock Account."

             The amendment to the Plan contained herein was adopted by resolution of the Board of Directors of Legg Mason Wood Walker, Incorporated pursuant to the provisions of Section 20 of the Plan. The Plan, as amended hereby, remains in full force and effect.